Exhibit 99.1

PAINCARE REPORTS TRIPLE DIGIT GROWTH IN

REVENUE, OPERATING INCOME AND NET INCOME FOR

FIRST QUARTER 2004

Company On Pace To Achieve Stated Annual Earnings Guidance of $0.30 Per Share

ORLANDO, FL – (PR NEWSWIRE) – April 29, 2004 – PainCare Holdings, Inc. (AMEX:PRZ) today reported its financial results for the three months ended March 31, 2004.

First Quarter 2004 Financial Performance Highlights When Compared To First Quarter 2003

•	Revenues jumped 175% to $6,859,728 from $2,498,120.

•	Operating Income rose 176% to $1,621,965 from $588,205.

•	Net Income rose 199% to $966,335, or $0.04 basic earnings per share and $0.03 diluted earnings per share, from $323,289, or $0.02 basic and $0.01 diluted earnings per share.

As of March 31, 2004, PainCare had approximately $17.2 million in cash and receivables and stockholders’ equity of $26.1 million.

“2004 is definitely off to a great start as reflected in our first quarter performance. Moreover, we have tremendous confidence that the upward growth momentum we’ve experienced over the past eight consecutive quarters will continue well into the foreseeable future as we persist in the successful execution of our business plan. Without doubt, PainCare remains firmly on pace to achieve its stated financial guidance of $36 million in revenue, $16 million in operating income and net income of $9 million, or $0.30 earnings per share, for fiscal year 2004,” stated Mark Szporka, Chief Financial Officer of PainCare.

Randy Lubinsky, Chief Executive Officer of PainCare, added, “The fundamental strength of our acquisition model, as well as the success of our four pillar approach to expanding and enhancing each of our PainCare practices, are both readily apparent in the first quarter results and continues to demonstrate that PainCare is devoted to its mission of increasing shareholder value. With three additional acquisitions nearing completion, it remains a time of great forward movement and high expectations for PainCare’s future.”

The Company will host a teleconference this afternoon beginning at 4:15PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s first quarter financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 800-219-6110 or via live webcast by visiting www.paincareholdings.com.

PainCare Holdings, Inc.

Consolidated Balance Sheet

As of March 31, 2004 and December 31, 2003

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited
Assets
Current assets:
Cash	$10,419,527	$7,923,767
Accounts receivable, net	6,762,493	5,100,699
Due from stockholder	383,090	203,050
Note receivable	284,964	320,353
Deposits & prepaid expenses	599,638	514,957

Total current assets	18,449,712	14,062,826
Property and equipment, net	4,734,001	4,730,723
Goodwill, net	24,059,078	21,946,735
Other assets	4,437,083	2,680,665

Total assets	$51,679,874	$43,420,949

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	393,616	$639,668
Income tax payable	329,026	—
Current portion of notes payable	867,206	4,216,566
Current portion of convertible debentures	—	306,616
Current portion of capital lease obligations	607,294	578,557

Total current liabilities	2,197,142	5,741,407
Notes payable, less current portion	51,280	510,141
Convertible debentures, less current portion	20,000,000	10,712,000
Deferred income tax liability	874,608	683,300
Capital lease obligations, less current portion	2,451,850	2,300,165

Total liabilities	25,574,880	19,947,013

Stockholders’ equity:
Common stock, $.0001 par value, authorized 75,000,000 shares; issued and outstanding 27,955,268 and 26,882,597 shares	2,796	2,688
Preferred stock, $.0001 par value, authorized 10,000,000 shares; issued and outstanding -0-shares	—	—
Additional paid in capital	23,370,697	21,700,894
Retained earnings	2,735,728	1,769,393
Other comprehensive income (loss)	(4,227)	961

Total stockholders’ equity	26,104,994	23,473,936

Total liabilities and stockholder’s equity	$51,679,874	$43,420,949

PainCare Holdings, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended

March 31, 2004 and 2003

	For the Three Months Ended March 31,
	2004	2003
Total revenues:
Patient services	3,619,565	$1,570,314
Management fees	3,240,163	927,806

Total revenues	6,859,728	2,498,120
Cost of sales	1,484,046	786,544

Gross profit	5,375,682	1,711,576
Operating expenses:
Selling, general and administrative	3,538,941	1,038,217
Depreciation expense	152,972	85,154
Amortization expense	61,804	—

Operating income	1,621,965	588,205
Interest expense	(152,121)	(133,281)
Other income	16,825	625

Income before taxes	1,486,669	455,549
Provision for income taxes	520,334	132,260

Net income	966,335	$323,289

Basic earnings per share	$0.04	$0.02

Basic weighted average shares outstanding	27,376,501	16,836,956

Diluted earnings per share	$0.03	$0.01

Diluted weighted average shares outstanding	32,662,630	22,851,425

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro-and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Illinois and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement.

MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at prz@efcg.net